EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Loren K. Jensen
Chief Financial Officer
TUESDAY MORNING CORPORATION
972/934-7299

Laurey Peat
LAUREY PEAT + ASSOCIATES
214/871-8787

TUESDAY MORNING CORPORATION
ANNOUNCES 12.5% INCREASE IN NET SALES, 2.8% INCREASE IN COMPARABLE
STORE SALES, AND ESTIMATES 50% INCREASE IN EPS FOR THE THIRD
QUARTER

DALLAS, TX – October 7, 2003 — Tuesday Morning Corporation (NASDAQ: TUES) today reported that net sales increased 12.5% to $173.9 million for the third quarter ending September 30, 2003 compared to $154.6 million for the same period in 2002. For the year-to-date period, sales are up 11.7% to $501.7 million compared to $449.0 million at September 30, 2002. Comparable store sales increased 2.8% for the quarter, and are also up 2.8% for the year-to-date period.

“Comparable sales gains accelerated in the third quarter versus the second quarter of this year and are even more rewarding given that we were up against an 11% comparable gain in the third quarter of last year,” said Kathleen Mason, President and Chief Executive Officer. “Our sales strength was broad based. Traffic increases at existing stores continued to be healthy, our average ticket improved over the course of the quarter, and sales productivity at new stores exceeded expectations. We remain solidly on track to perform within our guidelines for a comparable store sales increase of 2% - 4% for the full year, and we are well poised for the important fourth quarter.”

Based on the third quarter sales results and slightly improved operating margins, Tuesday Morning expects earnings per share for the third quarter of 2003 to be approximately $0.15 per diluted share, compared to $0.10 per diluted share for the third quarter last year, an increase of 50% in earnings per share over last year.

Tuesday Morning Corporation management will review third quarter financial results in a teleconference call on October 23, 2003 at 10:00 a.m. Eastern Time. The Company will release third quarter results prior to the call.

About Tuesday Morning

Tuesday Morning is the leading closeout retailer of upscale, decorative home accessories and famous-maker gifts in the United States. The company opened its first store in 1974 and currently operates 556 stores in 42 states during periodic “sale events.” Tuesday Morning is nationally known for bringing its more than 6.7 million loyal customers a treasure hunt of high-end, first quality, brand name merchandise at prices 50% to 80% below department and specialty stores and catalogues.

This press release contains forward-looking statements, within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995, which are based on management’s current expectations, estimates and projections.  Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements.  Such risks and uncertainties include: the success of new store openings, competitive factors, access to merchandise and unanticipated changes in consumer demand and economic trends, as well as other risks detailed in the company’s filings with the Securities and Exchange Commission, including the Company’s Registration Statement on Form S-3 and Annual Report on Form 10-K for the period ending December 31, 2002.

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